Exhibit 23.2

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

Marshall Miller & Associates, Inc. hereby consents to the references to our firm in this Amendment No. 3 to the Registration Statement on Form S-1 (the “Registration Statement”), and the related prospectus, of Warrior Met Coal, LLC, including the reference to our firm under the heading “Experts” in the Registration Statement and related prospectus. We hereby further consent to the use of information contained in our report, dated as of February 2, 2017, relating to estimates of certain coal reserves.

Marshall Miller & Associates, Inc.

By:	/s/ K. Scott Keim
Name:	K. Scott Keim
Title:	CEO & Partner

Dated:	April 10, 2017